UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
     Date of report (Date of earliest event reported):                July 28, 2006
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-14303	36-3161171

(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of Principal Executive Offices)	(Zip Code)
(313) 758-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
SIGNATURES

Item 2.02. Results of Operations and Financial Condition.
The following information consists of a press release dated July 28, 2006, including financial information and financial data relating to American Axle & Manufacturing Holdings, Inc. for the three months and six months ended June 30, 2006. The information is being furnished pursuant to Item 2.02 of Form 8-K, “Results of Operations and Financial Condition.” The information is not filed for purposes of the Securities Exchange Act of 1934 and is not deemed incorporated by reference by any general statements incorporating by reference this report or future filings into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent American Axle & Manufacturing Holdings, Inc. specifically incorporates the information by reference.
American Axle & Manufacturing Reports
Second Quarter 2006 Financial Results
Detroit, Michigan, July 28, 2006 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the second quarter of 2006.
Second Quarter 2006 highlights
•	Second quarter sales of $874.6 million versus $867.7 million in the second quarter of 2005

•	2% year-over-year decline in production volumes, offset by a 3% increase in content per vehicle

•	Non-GM sales increased by 10.5% to $204.5 million, totaling 23% of net sales

•	Net earnings of $20.4 million or $0.40 per share

•	Year-to-date improvement of $52 million in free cash flow

•	Increased available liquidity by successfully closing on a $200 million unsecured term loan
AAM’s earnings in the second quarter of 2006 were $20.4 million or $0.40 per share. This compares to earnings of $18.9 million or $0.37 per share in the second quarter of 2005.
AAM’s second quarter earnings in 2006 reflect the impact of a one-time non-cash charge of $2.4 million, or approximately $0.03 per share, to write off unamortized debt issuance costs related to the cash conversion of approximately $128.4 million of AAM’s Senior Convertible Notes due 2024. An additional $21.6 million of these Notes remain outstanding as of June 30, 2006. AAM’s second quarter earnings in 2006 also reflect the impact of an unfavorable tax adjustment of $2.6 million, or $0.05 per share, related to the settlement of prior year foreign jurisdiction tax liabilities.
AAM’s earnings in the second quarter of 2005 included a charge of $8.9 million, or $0.12 per share, related to voluntary lump-sum separation payments accepted by 162 hourly associates.
Net sales in the second quarter of 2006 were $874.6 million as compared to $867.7 million in the second quarter of 2005. Non-GM sales in the quarter were $204.5 million and now represent 23% of AAM’s total sales. On a year-to-date basis through the second quarter of 2006, AAM’s non-GM sales have increased $53.9 million or 15% over the prior year.
“In the second quarter of 2006, AAM benefited from strong demand for GM’s full-size utility vehicles and the increase in our content appearing on these outstanding new vehicles. We look forward to supporting the launch of GM’s new full-size pick-ups later this year,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO, Richard E. Dauch. “AAM is also looking forward to the launch of production at our new regional manufacturing facilities in Changshu, China and Olawa, Poland. With the addition of these new low-cost manufacturing facilities, as well as the continuing development of our products supporting passenger car and crossover vehicle applications, AAM is well positioned for profitable growth and diversification in 2007 and beyond.”

AAM sales in the quarter reflect an estimated 5% increase in customer production volumes for the major full-size truck and SUV programs it currently supports for GM and The Chrysler Group as compared to the second quarter of 2005. AAM estimates that customer production volumes for its mid-sized pick-up truck and SUV programs were down approximately 23% in the quarter on a year-over-year basis.
AAM’s content per vehicle increased by approximately 3% to $1,216 in the second quarter of 2006 as compared to $1,185 in the second quarter of 2005. This increase is due primarily to the impact of new AAM content appearing on GM’s full-size utility vehicles, as well as production mix shifts favoring AAM’s axles and driveline systems for the Dodge Ram heavy-duty series pick-ups and the four-wheel-drive HUMMER H3 in the mid-size SUV segment.
Gross margin in the second quarter of 2006 was 10.3% as compared to 9.8% in the second quarter of 2005. Operating income was $40.5 million or 4.6% of sales in the quarter as compared to $36.4 million or 4.2% of sales in the second quarter of 2005.
Net sales in the first half of 2006 were $1.7 billion, approximately the same as the first half of 2005. Gross margin was 9.0% in the first half of 2006 as compared to 9.4% for the first half of 2005. Operating income for the first half of 2006 was $55.5 million or 3.2% of sales as compared to $62.1 million or 3.7% of sales for the first half of 2005.
AAM’s gross margin and operating margin performance in the first half of 2006 reflects the impact of higher non-cash expenses related to depreciation, amortization, pension and postretirement benefits and stock-based compensation. Higher fringe benefit costs, including supplemental unemployment benefits paid to certain of AAM’s hourly associates, also pressured margins in the first half of 2006.
AAM’s SG&A spending in the second quarter of 2006 was $49.4 million as compared to $49.0 million in the second quarter of 2005. In the first half of 2006, AAM’s SG&A spending was $97.9 million or 5.7% of sales as compared to $95.6 million or 5.7% of sales in the first half of 2005. AAM increased its R&D spending in the first half of 2006 by $3.6 million on a year-over-year basis. AAM has also increased SG&A spending in 2006 to support its expanded foreign business and technical offices.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid. Net cash provided by operating activities in the first half of 2006 was $99.7 million as compared to $52.4 million in the first half of 2005. Capital spending in the first half of 2006 was down $5.2 million on a year-over-year basis to $156.0 million. Reflecting the impact of this activity and dividend payments of $15.5 million, AAM’s free cash flow in the first half of 2006 improved by $52 million as compared to the first half of 2005.
A conference call to review AAM’s second quarter 2006 results is scheduled today at 10:00 a.m. EDT. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from Noon EDT on July 28, 2006 until 5:00 p.m. EDT August 4, 2006 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 2270427.

Recent Developments
On June 8, 2006, AAM announced that it had received financing commitments for a $200 million senior unsecured term loan. Proceeds from this financing, which closed on June 28, 2006, will be used for general corporate purposes and to finance payments made upon the cash conversion of American Axle & Manufacturing Holdings, Inc. Senior Convertible Notes due 2024.
AAM also announced on June 8, 2006 that it expects its full year 2006 earnings to be in the range of $1.00 — $1.10 per share to reflect the anticipated impact of the term loan financing.
On May 31, 2006, AAM announced that it had purchased a manufacturing building in Olawa, Poland. In addition, AAM purchased approximately 75 acres of land in an industrial park adjacent to the building for future development. AAM has designed a new 170,000 square-foot, state-of-the-art manufacturing plant for that site, to accommodate future manufacturing requirements. Operations will begin in late 2006.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission (SEC) rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Mexico, Poland, Scotland and South Korea.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or DaimlerChrysler or a key supplier to GM or DaimlerChrysler; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.
# # #
For more information:
Media relations contact:
Carrie L.P. Gray
Director, Corporate Relations
(313) 758-4880
grayc@aam.com
Investor relations contact:
Christopher M. Son
Director, Investor Relations
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
		(In millions, except per share data)
Net sales	$874.6	$867.7	$1,709.4	$1,686.6

Cost of goods sold	784.7	782.3	1,556.0	1,528.9

Gross profit	89.9	85.4	153.4	157.7

Selling, general and administrative expenses	49.4	49.0	97.9	95.6

Operating income	40.5	36.4	55.5	62.1

Net interest expense	(7.9)	(6.6)	(15.3)	(12.7)

Other income (expense)
Debt refinancing costs	(2.4)	—	(2.4)	—
Other, net	0.7	(1.7)	1.4	(1.4)

Income before income taxes	30.9	28.1	39.2	48.0

Income taxes	10.5	9.2	10.1	15.8

Net income	$20.4	$18.9	$29.1	$32.2

Diluted earnings per share	$0.40	$0.37	$0.57	$0.63

Diluted shares outstanding	51.2	50.9	51.1	50.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(Unaudited)
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$10.8	$3.7
Accounts receivable, net	428.1	328.0
Inventories, net	226.0	207.2
Prepaid expenses and other	57.7	45.5
Deferred income taxes	19.8	17.0

Total current assets	742.4	601.4

Property, plant and equipment, net	1,910.2	1,836.0
Deferred income taxes	6.0	3.0
Goodwill	147.8	147.8
Other assets and deferred charges	72.5	78.4

Total assets	$2,878.9	$2,666.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$432.6	$381.1
Other accrued expenses	152.0	168.1

Total current liabilities	584.6	549.2

Long-term debt	591.3	489.2
Deferred income taxes	113.2	116.1
Postretirement benefits and other long-term liabilities	572.0	517.3

Total liabilities	1,861.1	1,671.8

Stockholders’ equity	1,017.8	994.8

Total liabilities and stockholders’ equity	$2,878.9	$2,666.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
		(In millions)
Operating activities
Net income	$20.4	$18.9	$29.1	$32.2
Depreciation and amortization	51.1	45.4	100.4	88.8
Other	21.2	22.2	(29.8)	(68.6)

Net cash flow provided by operating activities	92.7	86.5	99.7	52.4

Purchases of property, plant & equipment	(75.2)	(86.4)	(156.0)	(161.2)

Net cash flow after purchases of property, plant & equipment	17.5	0.1	(56.3)	(108.8)

Purchase buyouts of leased equipment	(19.5)	—	(19.5)	—

Net cash flow provided by (used in) operations	(2.0)	0.1	(75.8)	(108.8)

Net increase in long-term debt	16.3	8.6	101.1	111.7
Debt issuance costs	(3.1)	—	(3.1)	—
Employee stock option exercises	0.1	1.2	0.2	3.4
Dividends paid	(7.8)	(7.6)	(15.5)	(15.0)

Net cash flow provided by financing activities	5.5	2.2	82.7	100.1

Effect of exchange rate changes on cash	0.2	—	0.2	(0.1)

Net increase (decrease) in cash and cash equivalents	3.7	2.3	7.1	(8.8)

Cash and cash equivalents at beginning of period	7.1	3.3	3.7	14.4

Cash and cash equivalents at end of period	$10.8	$5.6	$10.8	$5.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
		(In millions)
Net income	$20.4	$18.9	$29.1	$32.2
Interest expense	7.9	6.6	15.4	12.9
Income taxes	10.5	9.2	10.1	15.8
Depreciation and amortization	51.1	45.4	100.4	88.8

EBITDA	$89.9	$80.1	$155.0	$149.7

Net debt(b) to capital

	June 30,	December 31,
	2006	2005
	(In millions, except percentages)
Total debt	$591.3	$489.2
Less: cash and cash equivalents	10.8	3.7

Net debt at end of period	580.5	485.5

Stockholders’ equity	1,017.8	994.8

Total invested capital at end of period	$1,598.3	$1,480.3

Net debt to capital(c)	36.3%	32.8%

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
		(In millions)
Net cash provided by operating activities	$92.7	$86.5	$99.7	$52.4
Less: purchases of property, plant & equipment	(75.2)	(86.4)	(156.0)	(161.2)

Net operating cash flow	17.5	0.1	(56.3)	(108.8)

Less: dividends paid	(7.8)	(7.6)	(15.5)	(15.0)

Free cash flow	$9.7	$(7.5)	$(71.8)	$(123.8)

After-Tax Return on Invested Capital (ROIC)(e)

					Trailing Twelve
	Quarter Ended				Months Ended
	September 30,	December 31,	March 31,	June 30,	June 30,
	2005	2005	2006	2006	2006
		(In millions, except percentages)
Net income	$19.3	$4.5	$8.6	$20.4	$52.8
After-tax net interest expense(f)	4.9	5.6	4.9	5.2	20.6

After-tax return	$24.2	$10.1	$13.5	$25.6	$73.4

Net debt at end of period					$580.5
Stockholder’s equity at end of period					1,017.8

Invested capital at end of period					1,598.3
Invested capital at beginning of period					1,542.7

Average invested capital(g)					$1,570.5

After-Tax ROIC(h)					4.7%

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.

(e)	We believe that ROIC is a meaningful overall measure of business performance because it reflects the company’s earnings performance relative to its investment level. ROIC is also a key metric used in our calculation of incentive compensation. Other companies may calculate ROIC differently.

(f)	After-tax net interest expense is equal to multiplying net interest expense by the applicable effective income tax rate for each presented quarter.

(g)	Average invested capital is equal to the average of invested capital at the beginning of the year and end of the year.

(h)	After-tax ROIC is equal to after-tax return divided by average invested capital.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Date: July 28, 2006	By:	/s/ Michael K. Simonte

Michael K. Simonte
Vice President — Finance & Chief Financial Officer (also in the capacity of Chief Accounting Officer)